EXHIBIT 5

May 14, 2001

Superior Energy Services, Inc.
1105 Peters Road
Harvey, Louisiana 70058

Gentlemen:

        We have acted as counsel for Superior Energy Services, Inc., a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offering by the Company of 500,000 shares of common stock, $.001 par value per share (the "Common Stock"), pursuant to the terms of the Superior Energy Services, Inc. 1995 Stock Incentive Plan (the "1995 Plan") and 45,000 shares of Common Stock pursuant to the terms of the Production Management Industries, L.L.C. 1999 Incentive Compensation Plan (the "PMI Plan").

        Based upon the foregoing and upon our examination of such matters as we deem necessary to furnish this opinion, we are of the opinion that the shares covered by the Registration Statement have been duly authorized and, when issued for at least par value upon the terms described in the 1995 Plan, the PMI Plan and the Registration Statement, will be validly issued and outstanding, fully paid and nonassessable.

        We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.

JONES, WALKER, WAECHTER, POITEVENT, CARRERE & DENEGRE, L.L.P.